Exhibit 99.3
AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Asset Purchase Agreement (the “APA Amendment”) is made and entered into this 7th day of March, 2011 (the “Effective Date”), by and among 5BARz International, Inc., a Nevada corporation (the “Lender”), and CelLynx Group, Inc., a Nevada corporation (“Borrower”).

RECITALS
A.           On October 5, 2010, the Borrower entered into a Revolving Line of Credit Agreement (the “LOC Agreement”) with Dollardex Group Corp., a Panamanian corporation (“Dollardex”).  In connection with the LOC Agreement, the Company entered into an Asset Purchase Agreement (the “APA”) with Dollardex.

B.           On December 30, 2010, pursuant to an Assignment Agreement (the “Assignment Agreement”) between Dollardex, the Borrower, and the Lender, Dollardex assigned all its rights, title, and interests in the APA Agreement to the Lender.

C.           The Borrower and the Lender now desire to amend certain portions of the APA Agreement, as set forth below.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender agree as follows:

1.           Amendment.  Section 2 of the APA Agreement (as assigned) shall hereafter read as follows:

2.           Purchase Price.  Buyer agrees to pay to Seller the following:

2.1.           A payment of $1,500,000 (the “Purchase Price Payment”), which constitutes the full price paid for the Purchased Assets, to be paid in cash or immediately available funds as follows: (a) $200,000 which shall be credited from the advance by the Buyer to the Seller pursuant to the LOC Agreement, and which shall be paid on or before February 28, 2011; (b) $300,000 to be paid on or before March 31, 2011; (b) and $1,000,000 to be paid on or before April 30, 2011.

2.2.           In the event that the Buyer fails to pay any portion of the Purchase Price Payment when due, the Buyer shall have sixty (60) days to cure (the “Cure Period”) its default by making the missed portion of the Purchase Price Payment to the Seller.

2.3.           In the event that the Buyer fails to pay any portion of the Purchase Price Payment when due, and fails to cure such default within the Cure Period, then the Seller shall have the right, at its option, to terminate this Agreement.  If Seller terminates this Agreement pursuant to this Section 2.3, it shall provide written notice to the Buyer of such termination, at which point the Purchased Assets shall revert in full to the Seller.

2.           Miscellaneous.

A.           Except as provided hereinabove, all of the terms and conditions contained in the APA Agreement shall remain unchanged and in full force and effect.

B.           This Amendment is made pursuant to and in accordance with the terms and conditions of the APA Agreement.

C.           All capitalized but not defined terms used herein shall have those meanings ascribed to them in the APA Agreement.

D.           All provisions in the APA Agreement and any amendments, schedules or exhibits thereto in conflict with this Amendment shall be and hereby are changed to conform to this Amendment.

BORROWER:

CELLYNX GROUP, INC.
a Nevada corporation

By:  /s/ Norman Collins
Name: Norman Collins
Its: Chief Executive Officer

LENDER:

5BARz, INTERNATIONAL, INC
a Nevada corporation

By:  /s/
Name:  Daniel Bland
Its: Chief Executive Officer